Report of Independent Registered Public Accounting Firm


To the Board of Trustees
The Advisors' Inner Circle Fund II

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Hancock Horizon Government Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, Hancock Horizon Burkenroad Fund, and Hancock Horizon Diversified International Fund of The Advisors' Inner Circle Fund II (the "Funds") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of April 30, 2009. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2009, and with respect to agreement of security purchases and sales, for the period from January 31, 2009 (the date of the last examination), through April 30, 2009:

o    Confirmation of all securities maintained by Hancock Bank ("Custodian");

o Confirmation of all securities held in book entry form by Bank of New York Mellon ("Sub-custodian")(which include but are not limited to securities held by the Funds);

o Reconciliation of all securities on the books and records of the Funds to the Custodian;

o Reconciliation of all such securities between the records of the Custodian and Sub-custodian;

o Confirmation of all securities out for transfer with brokers or alternative procedures;

o Confirmation of all repurchase agreements and underlying collateral with brokers/banks; and

o Agreement of one security purchase and one security sale or maturity from the books and records of each of the Funds to broker confirmations or alternative supporting documents.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of January 31, 2009, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Advisors' Inner Circle Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                           /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 3, 2009

    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


October 3, 2009

We, as members of management of Hancock Horizon Government Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, Hancock Horizon Burkenroad Fund, and Hancock Horizon Diversified International Fund of The Advisors' Inner Circle Fund II (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 30, 2009, and from January 31, 2009 through April 30, 2009.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2009, and from January 31, 2009 through April 30, 2009, with respect to securities reflected in the investment account of the Funds.


Sincerely,

The Advisors' Inner Circle Fund II



/s/ Philip T. Masterson
-----------------------
Philip T. Masterson
President



/s/ Michael Lawson
------------------
Michael Lawson
Treasurer, Controller, and Chief Financial Officer



FUND NAME                                                              STATE                    REGISTRATION           FILE NUMBER
The Advisors' Inner Circle Fund II
                                                                       CALIFORNIA               ANNUAL                   505 7356
                                                                       COLORADO                 ANNUAL                IC 1995 08 501
                                                                       GEORGIA                  OTHER                  SC-MF-020269
                                                                       Guam                     OTHER                    2008-7233
                                                                       ILLINOIS                 ANNUAL                   60004987
                                                                       INDIANA                  ANNUAL                  93-0548 IC
                                                                       MINNESOTA                ANNUAL                   R-36888.2
                                                                       Minnesota Exemption      ANNUAL
                                                                       NORTH CAROLINA           ANNUAL                     3326
                                                                       PENNSYLVANIA             ANNUAL                 1993-02-003MF
                                                                       VIRGINIA                 ANNUAL                    117018
                                                                       VIRGIN ISLANDS           ANNUAL
                                                                       WYOMING                  OTHER                      18723
The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                       KENTUCKY                 ANNUAL                   60014025
                                                                       LOUISIANA                ANNUAL                    122656
                                                                       NEW JERSEY               ANNUAL                   BEM-0169
                                                                       OHIO                     OTHER                      64757
                                                                       UTAH                     ANNUAL                  006-9458-91

The Advisors' Inner Circle Fund II -  Class A Share Pro
                                                                       KENTUCKY                 ANNUAL
                                                                       LOUISIANA                ANNUAL                    121280
                                                                       NEW JERSEY               ANNUAL                   BEM-3641
                                                                       OHIO                     OTHER                      64619
                                                                       UTAH                     ANNUAL                  007-0315-61
The Advisors' Inner Circle Fund II - Class A Shares Prospect
                                                                       KENTUCKY                 ANNUAL                   60017363
                                                                       LOUISIANA                ANNUAL                    122182
                                                                       NEW JERSEY               ANNUAL                   BEM-4154
                                                                       OHIO                     OTHER                      64751
                                                                       UTAH                     ANNUAL                  007-0782-44
Hancock Horizon Family of Funds Prospectus
                                                                       KENTUCKY                 ANNUAL
                                                                       LOUISIANA                ANNUAL                    123759
                                                                       NEW JERSEY               ANNUAL                   BEM-4246
                                                                       OHIO                     OTHER                      66197
                                                                       UTAH                     ANNUAL                  007-0874-61
The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                       LOUISIANA                ANNUAL                    124034
The Advisor's Inner  Cir - Hancock Family of Funds - Class A
                                                                       LOUISIANA                ANNUAL                    124033
The Advisors Inner Circle II- Hancock Bank Family of Funds -
                                                                       LOUISIANA                ANNUAL                    124032
Hancock Horizon Government Money Market Fund
                                                                       ALABAMA                  ANNUAL                     27873
Hancock Horizon Government Money Market Fund - Class A
                                                                       MISSISSIPPI              ANNUAL                   60001564
                                                                       TEXAS                    ANNUAL                    M 62883
Hancock Horizon Government Money Market Fund - Inst Sweep
                                                                       MISSISSIPPI              ANNUAL                   60001563
                                                                       TEXAS                    ANNUAL                    M 62884
Hancock Horizon Government Money Market Fund - Trust Class
                                                                       MISSISSIPPI              ANNUAL                   60001562
                                                                       TEXAS                    ANNUAL                    M 62885
The Advisors' Inner Circle Fund II  - Strategic Income Bond
                                                                       ALABAMA                  ANNUAL                     27875
AIC Fund II - Strategic Income Bond Fund - Class A Shares
                                                                       MISSISSIPPI              ANNUAL                   60001565
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62900

FUND NAME                                                              STATE                    REGISTRATION           FILE NUMBER

AIC Fund II - Strategic Income Bond Fund - Class C Shares
                                                                       MISSISSIPPI              ANNUAL                   60001566
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62901
AIC Fund II - Strategic Income Bond Fund - Trust Class Sh
                                                                       MISSISSIPPI              ANNUAL                   60001567
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62902
The Advisors' Inner Circle Fund II - Value Fund
                                                                       ALASKA                   OTHER                    60057195
                                                                       ALABAMA                  ANNUAL                     27876
                                                                       ARKANSAS                 ANNUAL                   60018321
                                                                       CONNECTICUT              ANNUAL                    1039058
                                                                       DELAWARE                 ANNUAL                     47021
                                                                       HAWAII                   ANNUAL
                                                                       IDAHO                    ANNUAL                     59680
                                                                       KANSAS                   ANNUAL                 2006S0001260
                                                                       MISSOURI                 ANNUAL                  2005-00840
                                                                       NEVADA                   ANNUAL
                                                                       NEW YORK                 OTHER                    S31-57-69
                                                                       OREGON                   ANNUAL                   2006-1422
                                                                       RHODE ISLAND             ANNUAL
                                                                       SOUTH CAROLINA           ANNUAL                    MF16485
AIC Fund II - Value Fund - Class A Shares
                                                                       ARIZONA                  ANNUAL                     43975
                                                                       DISTRICT OF COLUMB       ANNUAL                   60026692
                                                                       IOWA                     ANNUAL                    I-62936
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MARYLAND                 ANNUAL                  SM20061318
                                                                       MAINE                    ANNUAL                   10011917
                                                                       MICHIGAN                 ANNUAL                    947661
                                                                       MISSISSIPPI              ANNUAL                   60001568
                                                                       MONTANA                  ANNUAL                     57144
                                                                       NORTH DAKOTA             ANNUAL                     AU783
                                                                       NEBRASKA                 ANNUAL                     66047
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       NEW MEXICO               ANNUAL                     22825
                                                                       OKLAHOMA                 ANNUAL                  SE-2174409
                                                                       SOUTH DAKOTA             ANNUAL                     36781
                                                                       TENNESSEE                ANNUAL                   RM09-1041
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62897
                                                                       VERMONT                  ANNUAL                  06/14/06-04
                                                                       WASHINGTON               GOOD UNTIL SOLD          60042134
                                                                       WISCONSIN                ANNUAL                   505673-03
                                                                       WEST VIRGINIA            GOOD UNTIL SOLD          MF 55563
AIC Fund II - Value Fund - Class C Shares
                                                                       MARYLAND                 ANNUAL                  SM20072755
                                                                       MISSISSIPPI              ANNUAL                   60001569
                                                                       NEBRASKA                 ANNUAL                     66049
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2174410
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62898
                                                                       WISCONSIN                ANNUAL                   527896-03
AIC Fund II - Value Fund - Trust Class Shares
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MISSISSIPPI              ANNUAL                   60001570
                                                                       NEBRASKA                 ANNUAL                     66048
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2174411
                                                                       TEXAS                    GOOD UNTIL SOLD           C 62899

FUND NAME                                                              STATE                    REGISTRATION           FILE NUMBER
AIC Fund II- Growth Fund
                                                                       ALASKA                   OTHER                    60057476
                                                                       ALABAMA                  ANNUAL                     29116
                                                                       ARKANSAS                 ANNUAL                   60018555
                                                                       CONNECTICUT              ANNUAL                    1040262
                                                                       DELAWARE                 ANNUAL                     47287
                                                                       HAWAII                   ANNUAL
                                                                       IDAHO                    ANNUAL                     59962
                                                                       KANSAS                   ANNUAL                 2007S0000154
                                                                       MISSOURI                 ANNUAL                  1993-00886
                                                                       MONTANA                  ANNUAL                     57674
                                                                       NEVADA                   ANNUAL
                                                                       NEW YORK                 OTHER                    S31-61-92
                                                                       OREGON                   ANNUAL                   2006-1525
                                                                       RHODE ISLAND             ANNUAL
                                                                       SOUTH CAROLINA           ANNUAL                    MF16587
The AIC Fund II - Growth Fund - Class A Sh
                                                                       ARIZONA                  ANNUAL                     44546
                                                                       DISTRICT OF COLUMB       ANNUAL                   60027082
                                                                       IOWA                     ANNUAL                    I-63568
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MARYLAND                 ANNUAL                  SM20061835
                                                                       MAINE                    ANNUAL                   10012554
                                                                       MICHIGAN                 ANNUAL                    948176
                                                                       MISSISSIPPI              ANNUAL                   60004082
                                                                       NORTH DAKOTA             ANNUAL                     AV301
                                                                       NEBRASKA                 ANNUAL                     66572
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       NEW MEXICO               ANNUAL                     23431
                                                                       OKLAHOMA                 ANNUAL                  SE-2178693
                                                                       SOUTH DAKOTA             ANNUAL                     37279
                                                                       TENNESSEE                ANNUAL                   RM09-1041
                                                                       TEXAS                    GOOD UNTIL SOLD           C 65546
                                                                       VERMONT                  ANNUAL                  08/23/06-23
                                                                       WASHINGTON               GOOD UNTIL SOLD          60042646
                                                                       WISCONSIN                ANNUAL                   507515-03
                                                                       WEST VIRGINIA            GOOD UNTIL SOLD          MF 56176
AIC Fund II - Growth Fund - Class C Share
                                                                       MISSISSIPPI              ANNUAL                   60004083
                                                                       TEXAS                    GOOD UNTIL SOLD           C 65547
AIC Fund II - Growth Fund - Trust Class Shares
                                                                       MISSISSIPPI              ANNUAL                   60004084
                                                                       TEXAS                    GOOD UNTIL SOLD           C 65548
Burkenroad Fund
                                                                       ALASKA                   OTHER                    60053198
                                                                       ALABAMA                  ANNUAL                     30176
                                                                       ARKANSAS                 ANNUAL                   60016657
                                                                       CONNECTICUT              ANNUAL                    1023325
                                                                       DELAWARE                 ANNUAL                     45261
                                                                       HAWAII                   ANNUAL
                                                                       IDAHO                    ANNUAL                     58005
                                                                       KANSAS                   ANNUAL                 2004S0000183
                                                                       MISSOURI                 ANNUAL
                                                                       NEVADA                   ANNUAL
                                                                       NEW YORK                 OTHER                    S30-33-10
                                                                       OREGON                   ANNUAL                   2005-194
                                                                       RHODE ISLAND             ANNUAL
                                                                       SOUTH CAROLINA           ANNUAL                    MF15743

FUND NAME                                                              STATE                    REGISTRATION           FILE NUMBER
Burkenroad Fund - Class A Shares
                                                                       ARIZONA                  ANNUAL                     39766
                                                                       DISTRICT OF COLUMB       ANNUAL                   60022980
                                                                       IOWA                     ANNUAL                    I-59260
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MARYLAND                 ANNUAL                  SM20032037
                                                                       MAINE                    ANNUAL                   10007145
                                                                       MICHIGAN                 ANNUAL                    944053
                                                                       MISSISSIPPI              ANNUAL                   60006348
                                                                       MONTANA                  ANNUAL                     53948
                                                                       NORTH DAKOTA             ANNUAL                     AP252
                                                                       NEBRASKA                 ANNUAL
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       NEW MEXICO               ANNUAL                     19233
                                                                       OKLAHOMA                 ANNUAL                  SE-2190459
                                                                       PUERTO RICO              ANNUAL                    S-29158
                                                                       SOUTH DAKOTA             ANNUAL                     33249
                                                                       TENNESSEE                ANNUAL                   RM09-1041
                                                                       TEXAS                    GOOD UNTIL SOLD           C 68047
                                                                       VERMONT                  ANNUAL                  02/15/05-01
                                                                       WASHINGTON               GOOD UNTIL SOLD          60038199
                                                                       WISCONSIN                ANNUAL                   489962-03
                                                                       WEST VIRGINIA            GOOD UNTIL SOLD          MF 51603
Burkenroad Fund - Class D Shares
                                                                       ARIZONA                  ANNUAL                     53695
                                                                       DISTRICT OF COLUMB       ANNUAL
                                                                       IOWA                     ANNUAL                    I-65540
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MARYLAND                 ANNUAL                  SM20022299
                                                                       MISSISSIPPI              ANNUAL                   60006349
                                                                       NORTH DAKOTA             ANNUAL                     AU036
                                                                       NEBRASKA                 ANNUAL                     64530
                                                                       OKLAHOMA                 ANNUAL                  SE-2181393
                                                                       SOUTH DAKOTA             ANNUAL                     34077
                                                                       TENNESSEE                ANNUAL                   RM09-1041
                                                                       TEXAS                    GOOD UNTIL SOLD           C 68048
                                                                       WASHINGTON               GOOD UNTIL SOLD          60041484
                                                                       WISCONSIN                ANNUAL                    452021
Burkenroad Fund - Class D Shares Prospectus
                                                                       LOUISIANA                ANNUAL                    126949
                                                                       NEW JERSEY               ANNUAL                   BEM-0170
                                                                       OHIO                     OTHER                      64754
Hancock Horizon Diversified International Fund
                                                                       ALASKA                   OTHER                    60061798
                                                                       ALABAMA                  ANNUAL                     38522
                                                                       ARKANSAS                 ANNUAL                   60021877
                                                                       CONNECTICUT              ANNUAL                    1052721
                                                                       DELAWARE                 ANNUAL                     50756
                                                                       HAWAII                   ANNUAL
                                                                       IDAHO                    ANNUAL                     63298
                                                                       KANSAS                   ANNUAL                 2009S0000347
                                                                       MISSOURI                 ANNUAL                  2008-02005
                                                                       MONTANA                  ANNUAL                     64501
                                                                       NEVADA                   ANNUAL
                                                                       NEW YORK                 OTHER                    S32-34-78
                                                                       OREGON                   ANNUAL                   2008-1632
                                                                       RHODE ISLAND             ANNUAL
                                                                       SOUTH CAROLINA           ANNUAL                    MF17757

FUND NAME                                                              STATE                    REGISTRATION           FILE NUMBER
Hancock Horizon Diversified International Fund - Class A Sh
                                                                       ARIZONA                  ANNUAL                     52250
                                                                       DISTRICT OF COLUMB       ANNUAL
                                                                       IOWA                     ANNUAL                    I-70726
                                                                       MASSACHUSETTS            ANNUAL
                                                                       MARYLAND                 ANNUAL                  SM20082592
                                                                       MAINE                    ANNUAL                   10020970
                                                                       MICHIGAN                 ANNUAL                    955550
                                                                       MISSISSIPPI              ANNUAL                   60049337
                                                                       NORTH DAKOTA             ANNUAL                     BC668
                                                                       NEBRASKA                 ANNUAL                     73986
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       NEW MEXICO               ANNUAL                     30534
                                                                       OKLAHOMA                 ANNUAL                  SE-2183498
                                                                       PUERTO RICO              ANNUAL                    S-36209
                                                                       SOUTH DAKOTA             ANNUAL                     44609
                                                                       TENNESSEE                ANNUAL                   RM09-1041
                                                                       TEXAS                    GOOD UNTIL SOLD           C 88571
                                                                       VERMONT                  ANNUAL                  09/30/08-18
                                                                       WASHINGTON               GOOD UNTIL SOLD          60049797
                                                                       WISCONSIN                ANNUAL                   538834-03
                                                                       WEST VIRGINIA            GOOD UNTIL SOLD          MF 64018
Hancock Horizon Diversified International Fund - Class C Sh
                                                                       MISSISSIPPI              ANNUAL                   60049338
                                                                       NEBRASKA                 ANNUAL                     73987
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2183499
Hancock Horizon Diversified International Fund - Trust Cl Sh
                                                                       MISSISSIPPI              ANNUAL                   60049341
                                                                       NEBRASKA                 ANNUAL                     73988
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2183502
Hancock Horizon Quantitative Long/Short Fund
                                                                       ALABAMA                  ANNUAL
Hancock Horizon Quantitative Long/Short Fund - Class A Sh
                                                                       MISSISSIPPI              ANNUAL                   60049339
                                                                       NEBRASKA                 ANNUAL                     73989
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2183500
Hancock Horizon Quantitative Long/Short Fund - Cl C Sh
                                                                       MISSISSIPPI              ANNUAL                   60049340
                                                                       NEBRASKA                 ANNUAL                     73990
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2183501
Hancock Horizon Quantitative Long/Short Fund - Trust Cl Sh
                                                                       MISSISSIPPI              ANNUAL                   60049342
                                                                       NEBRASKA                 ANNUAL                     73991
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       OKLAHOMA                 ANNUAL                  SE-2183503
                                                                       NEW HAMPSHIRE            ANNUAL
                                                                       NEW MEXICO               ANNUAL                     31620
                                                                       OKLAHOMA                 ANNUAL                  SE-2191055
                                                                       PUERTO RICO              ANNUAL                    S-36982
                                                                       SOUTH DAKOTA             ANNUAL                     45457
                                                                       TENNESSEE                ANNUAL
                                                                       TEXAS                    GOOD UNTIL SOLD           C 89757
                                                                       VERMONT                  ANNUAL                  02/02/09-11
                                                                       WASHINGTON               GOOD UNTIL SOLD          60050974
                                                                       WISCONSIN                ANNUAL
                                                                       WEST VIRGINIA            GOOD UNTIL SOLD          MF 65209